SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 17, 2005
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On November 17, 2005, United Bankshares, Inc. (“United”) entered into a data processing services agreement (the “Agreement”) with Fiserv Solutions, Inc. (“Fiserv”). Although the previous data processing services agreement with Fiserv expired under its own terms on December 31, 2004, United and Fiserv agreed to operate on a month-to-month basis regarding data processing services while negotiating the Agreement. The Agreement is retroactive to January 1, 2005 (the “Effective Date”). However, the data processing expenses United has incurred during the first nine months of 2005 will not be affected by the retroactive treatment of the Agreement and thus remain the same as reported.
     Pursuant to the Agreement, the services provided by Fiserv to United and its subsidiaries generally will include, but are not limited to, deposit and loan account processing services, general ledger processing services, electronic banking services, related hardware and software products, and system development services. The initial term of the Agreement is seven (7) years commencing on the Effective Date, subject to automatic extensions of one year unless written notice of non-renewal is provided by either party at least 365 days prior to expiration of the initial term.
     Under the Agreement, United is obligated to pay Fiserv a minimum monthly fee of $151,673. The minimum monthly fee is subject to periodic increase but not decrease, based on account processing volumes and inflation during the term of the Agreement.
     United intends to file a request with the Securities and Exchange Commission for confidential treatment of portions of the Agreement which it believes contain confidential proprietary business information. United will file a Form 8-K at a later date disclosing the sections of the Agreement that will not be subject to its request for confidential treatment.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date: November 23, 2005	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice
President, Treasurer, Secretary and Chief Financial Officer